Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made, effective as of February, 19,2003 by and between Scott Norder (“Executive”), and AMX Corporation (“Employer”).

WITNESSETH:

WHEREAS, Employer desires to employ Executive;

WHEREAS, Executive desires to accept such employment on the terms and conditions herein set forth;

NOW, THEREFORE, in return for the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Executive hereby agree as follows.

ARTICLE I

AGREEMENT

Employment

1.01    Subject to the terms and conditions of this Agreement, Employer agrees to employ Executive and Executive hereby accepts employment with Employer.

Term

1.02    The term (“Base Term”) of this Agreement shall commence on February 18, 2003, (“Effective Date”) and shall continue thereafter through 5:00 p.m. February 18, 2006, at which time Executive’s employment will end unless earlier terminated as provided herein or unless extended on such terms and conditions and for such period of time as may be agreed upon in writing by Employer and Executive (the Base Term, as so extended or earlier terminated, is referred to herein as the “Term”).

ARTICLE II

TITLE AND AUTHORITY

General

Executive agrees to perform the duties of Vice President of Business Development, or such other duties or positions which the Chief Executive Officer (“CEO”) or Board of Directors of Employer (“Board of Directors”) shall designate for Executive from time-to-time. In performing such duties hereunder, except as expressly provided herein, Executive shall give Employer the benefit of his special knowledge, skills, contacts and business experience and shall devote all of his business time, attention, ability and energy exclusively to the business of Employer. Employer understands and acknowledges that Executive’s base of operations is the Chicago suburbs, currently Darien, IL.

Notwithstanding anything contained in this Article II to the contrary, nothing herein shall be construed as preventing Executive from (a) investing Executive’s personal assets in such a form or manner as will not require services on the part of Executive in the operation or affairs of the ventures in which such investments are made and in which his participation is solely that of an investor; (b) engaging (whether or not during normal business hours) in any other professional, civic or philanthropic activities provided that such engagement does not result in a violation of his covenants under this Section or Article VII hereof; (c) accepting appointments to the board of directors of other companies provided that the Board of Directors of the Company reasonably approves of such appointments and Executive’s service on such boards does not result in a violation of his covenants under this Section or Article VII hereof and (d) assisting or family businesses provided that such engagements do not interfere with Executive’s responsibilities to Employer hereunder or result in a violation of his covenants under this Section or Article VII hereof.

ARTICLE III

COMPENSATION

Base Salary

3.01    Employer shall pay Executive a base salary at the rate of $180,000 per year, subject to periodic review and increase by the Compensation Committee of the Board of Directors of Employer; provided, however, that no obligation to conduct such a review or to grant such increase is hereby created. Employer shall pay the base salary to Executive in equal installments in accordance with Employer’s normal payroll practice and on the paydays normally scheduled for similarly situated executives, less applicable withholding, FICA, Medicare, and any other legally required withholdings.

Discretionary Bonus

3.02    Executive shall be eligible for an annual discretionary bonus, to be determined in the sole discretion of the CEO, subject to approval by the Compensation Committee, based upon corporate and individual performance and other factors, objective or subjective, that the CEO may deem to be important to the success of Employer. No obligation to pay any such bonus is hereby created. Executive shall be entitled to participate in all bonus programs applicable to similarly situated executives of the Employer.

Participation in Stock Option Program

3.03    Executive shall receive stock option rights to purchase a total of 60,000 shares of Employer’s stock under Employer’s 1999 Equity Incentive Plan pursuant to a Stock Option Agreement in the form of that attached hereto as Exhibit A

ARTICLE IV

BENEFITS

Employee Benefits

4.01    Executive shall be entitled to participate in such health, life, dental, disability, retirement and other benefits that Employer may provide from time-to-time to similarly situated executives of Employer.

Vacation

Executive shall be entitled to paid vacation in accordance with Employer’s written vacation policy, as in effect from time to time during the Term, and on terms provided to similarly situated executives of Employer.

ARTICLE V

TERMINATION

General

5.01    Employer and Executive shall have the right to terminate the employment of Executive as set forth in this Article V.

Incapacity of Executive to Perform

5.02    If Executive shall become ill or be injured or otherwise become incapacitated such that, in the good faith opinion of the CEO or Board of Directors, he cannot carry out and perform fully the essential functions of his duties hereunder, and such incapacity shall continue for a period of ninety (90) consecutive days, the CEO or Board of Directors may, at any time after the ninety (90) day period has passed, by giving Executive written notice of such termination, fully and finally terminate his employment under this Agreement. Termination under this Section 5.02 shall be effective as of the date provided in such notice. In the event of termination under this Section, Executive shall be entitled to the same payments and benefits described in Section 5.05 for an Immediate Without Cause Termination and shall be entitled to no other payments or benefits of any sort except for any base salary earned and due to him under this Agreement as the result of his activities during the pay period in which the termination occurred.

Death of Executive

5.03    The employment of Executive shall automatically terminate upon the death of Executive. Upon such termination, Executive’s estate or, if applicable, his heirs shall receive only the base salary earned and due to Executive under this Agreement as the result of his activities during the pay period during which the death occurred, and thereafter no further consideration or compensation shall be owed by Employer to Executive or to his estate. Executive shall not be eligible for a pro rated bonus, and there shall be no acceleration of vesting of stock option rights.

Termination for Cause

5.04    In addition to any other remedies that Employer may have at law or in equity, the CEO or Board of Directors may immediately terminate Executive’s employment under this Agreement by giving Executive written or oral notice of such termination upon the occurrence of any of the following events:

A.    Failure of Executive to be present for work and duties as set forth herein for three (3) or more consecutive business days (except during vacation and periods of illness as set forth herein) without giving prior written notice to the CEO or Board of Directors and receiving approval of the Board of Directors of such absence, which approval shall not be unreasonably withheld;

B.    Executive’s conviction of a felony offense or commission by Executive of any act abhorrent to the community which the CEO or Board of Directors in good faith considers materially damaging to or tending to discredit the reputation of Employer or its respective successors and assigns;

C.    Dishonesty, fraud, willful misconduct, unlawful discrimination or theft on the part of Executive (whether within the workplace or elsewhere);

D.    Executive’s using for his own benefit or the benefit of any third party any Confidential Information of Employer (as defined in Section 7.03 (Trade Secrets)), or its respective successors and assigns, or willfully or negligently divulging any such Confidential Information to third parties, without the prior written consent of the CEO or Board of Directors, or any violation by Executive of any of his obligations under Article VII hereof; and

E.    The determination by the CEO or Board of Directors that, in the good faith opinion of the CEO or Board of Directors, Executive has breached any material term of this Agreement or has willfully violated any of Employer’s policies or work directives.

In the case of a violation of clauses (C) and (E), the Board of Directors shall provide Executive with written notice stating with reasonable particularity the breach and providing Executive with at least 10 days to cure said breach. Upon termination for any of the reasons described above, Executive shall receive only the base salary earned and due to him under this Agreement as the result of his activities during the pay period plus expense reimbursement in which the termination occurred, and thereafter no further consideration or compensation of any sort shall be owed by Employer to Executive. Executive shall not be entitled to payment of any bonus amount, pro rated or otherwise. Any unvested option rights shall be immediately forfeited upon termination of employment under this Section and shall be come null and void. Employer may deduct from Executive’s paycheck any unauthorized expenses, charges or misappropriations for which Employer may be responsible or which Employer may incur as the result of Executive’s conduct and provide written notice detailing the reasons for such deductions.

Termination without Cause

5.05    The CEO or Board of Directors may terminate Executive’s employment under this Agreement without any cause whatsoever by giving Executive six (6) months’ written notice. Executive shall continue to receive the base salary earned and due to him under this Agreement, in equal installments as set forth in Section 3.01, as the result of his activities through the last day of the six-month period (“Without Cause Termination Date”). Upon the last day of the six-month notice period, Executive shall be eligible to be considered for a pro-rated discretionary bonus based on service through the Without Cause Termination Date to be paid at the time other similar bonuses are typically paid. Alternatively, in the discretion of the CEO or Board of Directors, the CEO or Board of Directors may terminate Executive’s employment immediately (“Immediate Without Cause Termination Date”) and without any cause or notice whatsoever (“Immediate Without Cause Termination”) by paying Executive, in equal installments as set forth in Section 3.01, severance pay of six (6) months’ base salary (“Severance Payment Period”) in exchange for a release of claims from Executive as prepared by Employer. In addition, if the CEO or Board of Directors elects to terminate Executive’s employment under this Immediate Without Cause Termination provision: (a) Employer shall pay

Executive’s COBRA premiums during the Severance Payment Period; (b) Executive shall be eligible for consideration for a pro rated discretionary bonus on the same basis as if he had remained employed throughout the Severance Payment Period to be paid at the time other similar bonuses are typically paid; (c) any of Executive’s stock option rights that would have vested had Executive remained employed during the Severance Payment Period shall accelerate and vest immediately on the Immediate Without Cause Termination Date; and (d) Employer shall provide Executive with outplacement services upon written request of the Executive during the Severance Payment Period.

5.06    Executive Termination. Executive may terminate this Agreement (except for the provisions of Article VII which shall survive this Agreement in accordance with the terms thereof) at any time on three months notice.

ARTICLE VI

EXPENSE REIMBURSEMENT

Executive is authorized to incur reasonable business expenses in connection with the business of Employer, including expenditures for entertainment and travel. Subject to the requirements of this Article VI, Employer will reimburse Executive from time to time for all reasonable business expenses that are incurred and submitted for reimbursement in compliance with Employer’s policies and procedures.

ARTICLE VII

COVENANT NOT TO COMPETE, TRADE SECRETS, AND ASSIGNMENTS

Covenant Not to Compete

7.01    Executive recognizes and acknowledges that Employer is placing its confidence and trust in Executive. Executive shall have access to information, which enables Employer to be successful in its business. Some of the information may be confidential and constitute trade secrets; that information when combined with all other information regarding Employer constitutes proprietary information, the Executive’s unauthorized use of which could seriously affect the ability of Employer to do business. Executive, therefore, covenants and agrees that for a period beginning on the Effective Date and ending six (6) months after his last date of employment, Executive shall not:

A.    Either directly or indirectly engage in, or assist any person or entity to engage in, any business that is in direct or indirect competition with the Business of the Employer for which Executive performed services during the term hereof. As used in this Article VII, the term “Business of the Employer” shall include all business activities in which the Employer is now engaged, including, but not limited to, the design, manufacture, marketing and distribution by the Employer of various automation control products, and shall further include any other line of business in which the Employer is engaged on the last date of Executive’s employment.

B.    Attempt in any manner to solicit, on his own behalf or on behalf of any person or entity, Business from any Customer of Employer with whom, or with whose account, Executive had direct contact during his employment, or of whom Executive learned during his employment. For the purpose of this provision, “Business” shall mean the provision of products or services of the type that Employer has provided to such customer at any time during or after

Executive’s employment with Employer. For purpose of this Agreement, “Customer” shall mean any person or entity that, at any time during the last six (6) months of Executive’s employment, purchased goods or services from Employer, or that Employer actively pursued or specifically planned to pursue for the purpose of selling goods or services.

C.    Either directly or indirectly be or become a shareholder, joint venturer in or owner (in whole or in part) of or be a partner of or associated with or have any proprietary or financial interest in any firm, corporation, joint venture, partnership or association or other entity that is engaged in or is carrying on any business that is in direct or indirect competition with the Business of Employer.

D.    Executive hereby recognizes and acknowledges that the existing business area of Employer extends throughout the United States and therefore agrees that the covenants contained in this Section 7.01 shall be applicable in and throughout such area. Executive further warrants and represents that, because of his varied skill and abilities, he does not need to compete with the Business of Employer in the area described above, in order to make a living. Nothing in this Section will prevent Executive from owning less than five percent (5%) of the stock of any publicly traded corporation during the term hereof or after the termination of his employment as long as Executive is not a participant in the management or affairs of the corporation in a manner that would otherwise violate any prohibition contained in this Section.

Covenant Not to Solicit Employees

7.02    For one year following his last date of employment, Executive shall not either directly or indirectly solicit for employment or employ, either on his own behalf or on behalf or any other person or entity, any person who was employed by Employer at any time during the six (6) months prior to the last date of Executive’s employment with Employer except by general solicitation advertising.

Trade Secrets

7.03    Employer shall provide Executive with Confidential Information regarding Employer’s business. For the purpose of this provision, “Confidential Information” shall mean all information, in any form, owned, possessed or used by Employer, that is not generally available to the public (other than as the result of a breach by any person or entity of a contractual, statutory or common law duty of confidentiality), including but not limited to information pertaining to the financial condition of Employer, its products, processes, properties, assets, inventions, plans, proprietary rights, Customers, markets, technology, know-how, trade secrets, prospects, proposals, concepts and/or other aspects of the Business of Employer. Accordingly, Executive agrees that he will not, during or after the Term of his employment with Employer, disclose to any person or entity or use any such Confidential Information without the express consent of Employer.

Records

7.04    All files of customers and of Employer and all records of the accounts of customers, and any other records, memoranda, etc., relating in any manner whatsoever to Employer’s customers, product, the Business of Employer, the Confidential Information, suppliers or prospective customers or prospective suppliers of Employer, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of Employer. All such files and records, both originals and copies, shall be immediately placed in the physical possession of Employer on or before the last date of Executive’s employment with Employer or at any other time specified by the CEO or Board of Directors.

Breach

7.05    Executive hereby recognizes and acknowledges that irreparable injury or damage shall result to the Business of Employer in the event of a breach or threatened breach by Executive of any of the terms or provisions of this Article VII, and Executive therefore agrees that Employer shall be entitled to an injunction restraining Executive from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting Employer from pursuing any other remedies available to Employer at law or in equity for such breach or threatened breach, including, but not limited to, the recovery of damages from Executive.

Survival

7.06    Notwithstanding the termination of the employment of Executive or the termination of this Agreement, the provisions of this Article VII shall survive and be binding upon Executive unless a written agreement that specifically refers to the termination of the obligations and covenants of this Article VII is executed by Employer.

ARTICLE VIII

MISCELLANEOUS

Notices

8.01    Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

If to Employer:	AMX Corporation
Attn: Steve Byars
3000 Research Dr.
Richardson, TX 75082

If to Executive:	Scott Norder
1516 Darien Club Drive
Darien, IL 60561

Any party may change his or its address by written notice in accordance with this Section. Notices delivered personally shall be deemed communicated as of actual receipt, mailed notices shall be deemed communicated as of three (3) days after proper mailing.

Inclusion of Entire Agreement Herein

8.02    This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any existing employment agreement between Executive and Employer is hereby terminated effective as of the Effective Date and shall be of no further force or effect from and after the Effective Date.

Law Governing Agreement

8.03    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and all obligations shall be performable in the State of Texas.

Attorney’s Fees and Costs

8.04    If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Waiver

8.05    No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any of the terms or provisions of this Agreement except by written instrument of the party charged with such waiver or estoppel. Further, it is agreed that no waiver at any time of any of the terms or provisions of this Agreement shall be construed as a waiver of any of the other terms or provisions of this Agreement and that a waiver at any time of any of the terms or provisions of this Agreement shall not be construed as a waiver at any subsequent time of the same terms or provisions.

Amendments

8.06    Except as otherwise provided in Section 8.07, no amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by all of the parties hereto.

Severability and Limitation

8.07    All agreements and covenants contained herein are severable and, in the event any of therein shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the parties hereto shall consider such agreement or covenant to be amended or modified with respect to duration and scope so as to comply with the orders of any such court or other legally constituted authority or to be enforceable under the laws of the State of Texas, and as to all other portions of such agreement or covenants they shall remain in full force and effect as originally written.

Mandatory Arbitration

8.08    All claims, disputes, controversies, differences or misunderstandings between the parties arising out of, or by virtue of this Agreement or the interpretation of this Agreement which cannot be settled or resolved by the parties hereto shall be settled or determined by binding arbitration under the then-current rules of the American Arbitration Association. The exclusive jurisdiction for any such arbitration shall be Dallas County, Texas, and each party consents to personal jurisdiction in Dallas County, Texas. Employer shall pay the arbitrator’s fees for any such arbitration unless the arbitrator determines that any portion of any claim by Executive was frivolous or brought in bad faith, in which case the arbitrator may order Executive to pay all or a portion of the arbitrator’s fees. The arbitrator may award or apportion attorneys’ fees and costs in his or her judgment. Either party may, however, seek injunctive relief in any court of competent jurisdiction, pending arbitration. Judgment based on the arbitrator’s award may be entered in any court of competent jurisdiction.

Headings

8.09    All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions thereof.

Assignment

8.10    Executive agrees that his representations, warranties, covenants, promises and obligations contained herein may be assigned by Employer to any person, partnership, firm, association, corporation or other business entity to which Employer may transfer its business and assets or any portion thereof.

EXECUTED as of the day and year first above written.

EMPLOYER:
AMX CORPORATION

Signature:	/s/ S. Byars
Name & Title:	Steve Byars, VP Administration
Date:	2/17/03

EXECUTIVE:

Signature:	/s/ Scott D. Norder
Name:	Scott D. Norder
Date:	2/17/03